EXHIBIT 99.2
CORPORATE PARTICIPANTS
Pablo Paez
The GEO Group — Director of IR
George Zoley
The GEO Group — Chairman and CEO
CONFERENCE CALL PARTICIPANTS
Anton Hie
Jefferies & Co. — Analyst
Patrick Swindle
Avondale Partners LLC — Analyst
Todd Van Fleet
First Analysis Corp. — Analyst
Michael Bilerman
Citigroup — Analyst
Jeff Kessler
Lehman Brothers — Analyst
Dustin Pizzo
Banc of America Securities — Analyst
Dan Mazur
JMP Asset Management — Analyst
PRESENTATION

Operator
Good day, ladies and gentlemen, and welcome to the Q1 2006 The GEO Group earnings conference call. (OPERATOR INSTRUCTIONS).
I would now like to turn the presentation over to your host for today’s conference, Mr. Pablo Paez, Director of Investor Relations. Please proceed.

Pablo Paez - The GEO Group — Director of IR
Thank you, operator. Good morning, everyone, and thank you for joining us for today’s discussion of The GEO Group’s first-quarter 2006 earnings results. With us today is George Zoley, Chairman and Chief Executive Officer, accompanied by John G. O’Rourke, Chief Financial Officer; David Watson, Treasurer and Vice President of Finance; Brian Evans, Vice President of Accounting and Chief Accounting Officer; and Ron Maddux, Vice President of Project Development.
This morning, we will discuss our first-quarter performance, current business development activities, and conclude the call with a question-and-answer session. This conference is also being webcast live on our website at www.thegeogroupinc.com. A replay of the audio webcast will be available on the website for one year. A telephone replay will be available through June 5 at 1-888-286-8010. The passcode for the telephone replay is 76215620.
During the call, we will discuss non-GAAP-basis information. A reconciliation from non-GAAP-basis information to GAAP-basis results may be found on our Investor Relations web page.
Before I turn the call over to George, please let me remind you that some of the information we will discuss today, including the answers we give in response to your questions, may include forward-looking statements regarding our beliefs and current expectations with respect to earnings matters.

These forward-looking statements are intended to fall within the Safe Harbor provisions of the securities laws. Our actual results may differ materially from those in the forward-looking statements as a result of various other factors contained in our Securities and Exchange Commission filings, including the Forms 10-K, 10-Q and 8-K Reports.
With that, please allow me to turn this call over to George Zoley. George?

George Zoley - The GEO Group — Chairman and CEO
Thank you, Pablo, and good morning to everyone, and thank you for joining me today as I provide an overview of GEO’s financial results for the first quarter of 2006. When I conclude my prepared remarks, I will open up the call to a question-and-answer session.
As announced in our press release we issued yesterday morning, we reported first-quarter GAAP earnings of $4.6 million or $0.45 per share, based on 10 million shares outstanding, including an after-tax loss of $100,000 or $0.01 per share from discontinued operations, compared with earnings of $2.9 million or $0.29 per share, based on 10 million shares outstanding, including an after-tax gain of $500,000 or $0.05 per share from discontinued operations from the first quarter of 2005.
On a pro forma basis, our first-quarter income from continuing operations was $4.9 million or $0.48 per share, compared with income from continuing operations of $2.4 million or $0.24 per share for the first quarter of 2005. Our first-quarter pro forma income from continuing operations excludes after-tax startup expenses of $200,000 or $0.02 per share related to the activation of our new contract in the State of Indiana for the management of the 2416-bed New Castle Correctional Facility.
First-quarter 2006 revenue increased to $185.9 million from $148.3 million for the same period in 2005. This revenue increase reflects several factors, including the following — first, the acquisition of Correctional Services Corporation in November 2005; strong financial results at our San Diego facility for the U.S. Marshal Service under our new fixed-price contract; increased population at our South Bay, Florida facility resulting from the completion of a 543-bed expansion of the facility at the end of the second quarter in 2005; the activation of our new contract in Indiana for the management of the 2416-bed New Castle Correctional Facility; the activation of two new management contracts by our subsidiary, GEO Care, for a 200-bed forensic hospital in Florida and for a 230-bed long-term care facility in New Mexico; and also, increased occupancy at several federal facilities.
Operating expenses for the first quarter of 2006 increased to $153.7 million from $125.8 million for the same period in 2005, primarily due to the acquisition of Correctional Services Corporation. First-quarter 2006 operating expenses include after-tax startup expenses of $200,000 related to the activation of our new contract in Indiana.
Our first-quarter 2006 general and administrative expenses increased to $14 million from $11.4 million for the same period a year ago. These increases reflect increased staff and business development activities by our subsidiaries GEO Care and GEO UK and our continuous correctional marketing efforts.
Our effective tax rate for the first quarter of 2006 was approximately 38%. We expect our effective tax rate to remain at 38% for the remainder of 2006.
Our average correctional per diem rate for the first quarter of 2006 was $46, compared to $47.64 for the first quarter of 2005. This decrease reflects lower average per diem rates at our recently acquired CSC facilities.
Our first-quarter 2006 adjusted EBITDA was $18.7 million, compared with $10.9 million for the first quarter of 2005. Our EBITDA for the first quarter of 2006 was $24.8 million, compared with $16.7 million for the first quarter of 2005. Our adjusted EBITDA is defined as EBITDA excluding startup expenses, and our EBITDAR is defined as adjusted EBITDA including lease rental expense.
Our first-quarter 2006 adjusted free cash flow was $13 million, compared with $6.1 million for the first quarter of 2005. Our adjusted free cash flow is defined as income from continuing operations after giving effect to certain items set forth in the reconciliation table found on our website.
Turning to our balance sheet, cash at the end of the first quarter was approximately $87 million, including approximately $31 million of restricted cash. At the end of the first quarter, our balance sheet reflects approximately $218 million in total debt, not including non-recourse debt of approximately $126 million.

This concludes my overview of our financial performance during 2005. Now, turning to our guidance for 2006, based on our strong first-quarter financial performance and an improved outlook for the remainder of the year, we are raising our previously issued earnings guidance for 2006 to a revised pro forma income from continuing operations range of $2.10 to $2.20 per share before the impact of $0.14 per share in after-tax startup costs associated with four facility openings this year.
We are raising our previously issued revenue guidance for 2006 to a revised range of 760 to $775 million. We expect our second-quarter earnings to be in pro forma range of $0.44 to $0.46 earnings per share and our second-quarter revenue to be in the range of 185 to $190 million. Our second-quarter pro forma earnings guidance excludes projected after-tax startup expenses of $300,000 or $0.03 per share, related primarily to the activation of our contract in the United Kingdom for the management of the Campsfield House Immigration Centre and secondarily to the acceleration of startup costs for the 600-bed expansion of our Lawton, Oklahoma facility, both of which were not included in our previous guidance for the second quarter.
We expect our third-quarter earnings to be in a pro forma range of $0.60 to $0.64 and third-quarter revenues to be in the range of 194 to $199 million. Our third-quarter pro forma earnings guidance excludes projected after-tax startup expenses of $400,000 or $0.04 per share related to the acceleration of startup costs associated with the construction of a 1000-bed sex offender facility in Florence, Arizona, which was not included in our previous guidance because we had previously projected the startup of this facility for early 2007.
We expect our fourth-quarter earnings to be in pro forma range of $0.58 to $0.62 and fourth-quarter revenues to be in a range of 195 to $200 million. Our fourth-quarter pro forma earnings guidance excludes projected after-tax startup expenses of $500,000 or $0.05 per share related to acceleration of startup costs associated with the construction of the 1000-bed sex offender facility in Florence, Arizona, which, as I stated, was not included in our previous guidance because we had previously projected the startup of this facility for early 2007.
We have also increased our year-end guidance for adjusted EBITDA and EBITDAR. We expect 2006 adjusted EBITDA to be in the range of 78 to $82 million and EBITDAR to be in the range of 102 to $106 million. Our adjusted free cash flow for 2006 is now to be projected in the range of 48 to $52 million, exclusive of non-maintenance capital expenditures and required principal debt payments, resulting in a per-share adjusted free cash flow range of $4.80 to $5.20.
Now, I would like to give you an update on our projects currently under development. We currently have seven projects totaling over 4500 beds under development. These projects are expected to generate $84 million in combined annual operating revenues when opened between mid-2006 and late 2007. To our knowledge, this represents the largest organic growth pipeline in the private corrections industry.
The first project concerns a new contract with the State of Idaho for the housing of up to 450 inmates in the Newton County Correctional Center in Texas. We’re currently housing approximately 180 Idaho inmates at the Newton facility and expect to ramp up to full utilization under this contract by the end of June. At full utilization, this new contract is expected to generate approximately $8 million in annualized operating revenues.
In March of this year, GEO UK signed a contract for the UK home office for the management and operation of the 198-bed Campsfield House Immigration Removal Centre in England. We expect to assume management of this existing facility at the end of the second quarter. This contract is expected to generate $10 million in annual operating revenues.
In Oklahoma, we expect to complete a 600-bed expansion to the 1900-bed Lawton Correctional Facility during the third quarter of this year instead of the fourth quarter, as previously planned. This expansion is expected to generate approximately $9 million in additional annual operating revenues.
In Florida, we are expanding the 750-bed Moorehaven Correctional Facility by 235 beds using state-sponsored tax-exempt bond financing. The expansion is expected to be completed in the first quarter of 2007 and will generate approximately $3 million in additional annualized operating revenues.
In Florence, Arizona, we are building a 1000-bed sex offender facility using county-sponsored tax-exempt bonds. We expect this facility will be completed by the end of this year and will generate approximately $22 million in annual operating revenues. As I stated earlier, we expect to begin incurring startup costs related to this facility in the third and fourth quarter of this year.
In Graceville, Florida, we are developing a 1500-bed prison using state-sponsored tax-exempt bonds. We expect this prison will be completed in the third quarter of 2007 and will generate approximately $21 million in annualized operating revenues.

Finally, in Clayton, New Mexico, we are in the final stages of our negotiations for the design bond financing construction of a new 600-bed county jail that is intended to house State of New Mexico prisoners. We expect to commence construction of this facility in the second half of this year, with a projected completion date in the fourth quarter of 2007. This facility is expected to generate $11 million in annual operating revenues once completed.
In addition to these projects, we recently announced that GEO Care has signed a contract for the provision of mental health services at Palm Beach County Jail in Florida. This new contract, which began on May 1, is expected to generate $2.7 million in annual revenues.
Further to these 4500 beds under development, we are actively marketing over 2800 empty beds at our existing facilities. In Indiana at our New Castle Correctional Facility, we have approximately 1350 available beds. We expect to work with the Indiana Department of Corrections to achieve full utilization of this facility, either by the State of Indiana or marketing these beds to other local, state or federal jurisdictions.
And Michigan and Louisiana, we are continuing efforts to reopen our Baldwin and Jena correctional facilities. These two facilities have a combined capacity of approximately 800 beds. We are actively marketing these two facilities to local, state and federal correctional and detention facilities.
In addition, we are marketing approximately 700 correctional beds that remain available at a number of our existing facilities, including those that were previously managed by Correctional Services Corporation.
Moving to our pending proposals, we have submitted proposals and are awaiting awards or are in the process of submitting proposals for projects totaling approximately 16,000 beds.
In Texas, we have a pending proposal with the U.S. Marshal Service for up to 2800 beds in Laredo. We’re hopeful that the award for this project will be made in the third or fourth quarter of this year. Also in Texas, we have a pending proposal with the Bureau of Prisons for the housing of approximately 1200 criminal aliens in one of the three housing compounds at the 300-bed Reeves County Detention Complex. We expect a contract award to be announced sometime early in the third quarter of the year, with a startup time to coincide with the start of the federal fiscal year on October 1.
In California, we are preparing a response to a recent procurement for eight new 500-bed modified community correctional facilities totaling 4000 beds. Proposals for this procurement are due August 23, with contract awards expected in the fourth quarter of this year. We have six GEO facilities operating in California, and we believe we’re well-positioned to compete for this and future projects.
In Colorado, we have responded to a procurement issued by the State Department of Corrections for 2250 adult beds. We expect an award for this contract will be issued in the third or fourth quarter of this year. Also in Colorado, we are continuing negotiations for the development and management of a 500-bed parole violator facility to be located in Pueblo.
In Florida, GEO and GEO Care have submitted a joint proposal for the design, construction bond financing operation of a new 660-bed sexually violent predator facility. This present facility has an annual budget of approximately $21 million. The RFP on this project had been delayed pending the resolution of a protest, which now has been resolved in favor of the state. We expect that the state will make an award in mid-June.
With regard to our current facility rebids in Florida, we recently announced the award for the continued management of the 1861-bed South Bay Correctional Facility, which has a first-year value of $32.5 million.
In Delaware County, Pennsylvania, we’re optimistic of an award for the continuing management of the 1851-bed George W. Hill correctional facility. We expect this award will be announced within the next 30 days.
Additionally, the State of Louisiana is considering the possible rebids of the two 1538-bed privatized facilities currently operated by GEO and CCA. If the state decides to move forward with the competitive rebids of these facilities, we expect award decisions sometime in the second or third quarter of this year.
In Texas, the Bureau of Prisons has issued a presolicitation notice for up to 7000 beds, which impacts four intergovernmental service agreements, including the Reeves County Detention Complex, which is managed by GEO and houses over 2000 BOP inmates. If the BOP decides to move forward and rebid these IGSAs, we expect that contract awards will be made sometime before the end of this year.

In addition to these pending proposals, we expect to be preparing proposals within the next 12 to 18 months for a number of projects totaling over 7000 beds, both domestically and internationally.
In California, we expect an additional procurement for up to 4000 new private community correctional beds to address the critical need for the additional capacity in the California state system. At the federal level, we have submitted presolicitation information for a 1000-bed detention facility for the Federal Bureau of Immigration to be located near Phoenix, Arizona. We await further action by the Bureau of Immigration on this solicitation.
We expect an additional procurement by the Bureau of Prisons for approximately 1500 low-security criminal alien beds, most likely at an existing facility, for delivery sometime late 2007 or early 2008.
Furthermore, the President’s 2007 proposed budget provides approximately $447 million under the Secure Border initiative for 6700 new immigration detention beds, in addition to funding more than 1800 new contract beds for the Bureau of Prisons and more than 9500 new detention beds for the U.S. Marshal Service.
Internationally, we are awaiting an RFP for a new 700-bed facility in the United Kingdom, and we are pursuing several other opportunities.
With regards to mental health and residential treatment opportunities, we expect GEO Care to compete for approximately 500 additional beds during 2006.
Now, I would like to update you on the restructuring of our relationship with CPT, now known as CentraCore Properties Trust, from whom we lease 11 facilities. As we have previously stated, we are exploring a number of financial avenues that would provide a lower cost of capital than our present lease rates with CPT, which are approximately 12% at this time.
As you recall in our last conference call, we announced a number of decisions we have made with regard to our relationship with CPT. Our first decision is to not renew GEO’s 15-year right to purchase agreement with CPT when it expires in 2013, thus eliminating our future obligation to provide CPT with the right to acquire future Company-owned facilities after that date.
Second, during the interim, we do not anticipate developing any new projects using CPT financing. We expect that for the foreseeable future, we will be able to achieve lower cost of capital and higher earnings by accessing development capital through government-sponsored bond financing or third-party financing.
Third, with regard to the Jena, Louisiana facility, unless we find a new client in the very near future, thus allowing us to reactivate the facility on a profitable basis, we will not renew the lease in 2010 and will no longer be required to make the annual lease payment of approximately $2.1 million after that date.
Fourth, with respect to the other 10 facilities that we lease from CPT, seven of which expire in April 2008, we have acquired three properties at a cost of approximately $10 million in close proximity to three of the expiring lease facilities.
In addition, we have entered into agreements to purchase a fourth and fifth property at a cost of approximately $500,000. These two properties are in close proximity to two other expiring lease facilities. We are also currently in negotiations to purchase additional properties in close proximity to the other lease facilities.
These steps have put us in a position to take advantage of government-sponsored bond financing and third-party ownership alternatives that may be available to us.
As we have stated previously, we may elect to not exercise our exclusive option on certain CPT leases upon their expiration in favor of the construction and development through government-sponsored bonds or third-party financing of new replacement facilities in close proximity to the facilities covered by the expiring leases. In such cases, with our clients’ approval, we will transition our contracted inmate population to the new facilities prior to the lease expiration date in April 2008.
Some questions have been raised with respect to GEO’s ability to develop and contract with our clients for the use of replacement facilities prior to the expiration of our current CPT leases based upon either the cost of replacement of the facilities or the time that we have to complete the development of the replacement facilities.

I want to make it clear on this call that we have concluded we can, in fact, complete all that needs to be done in order to transition our existing clients from one or more CPT lease facilities to the replacement facilities on a cost-effective basis.
I’ve been asked questions regarding zoning, construction timelines and operating expenses related to empty facilities, which I would now like to clarify. With regard to zoning, we have always been careful where to purchase property for the purpose of building detention and correctional facilities. We seek out communities who want our business for the jobs and the economic impact. The locations are typically rural and we are often the largest employer in the community.
Two of our five replacement facilities — properties do not require zoning and are presently in legal compliance. The other three would likely require us to undertake a three- to six-month rezoning process.
With regard to building timelines necessary to complete a new replacement facility, I would like to point out that our typical construction schedule is 12 months. In fact, nine out of the 11 CPT facilities were constructed in 12 months or less. Actually, several were constructed in approximately nine months. Given that the first seven facilities’ leases expire in April 2008, or 22 months for now, we have more than an adequate amount of time to build new replacement facilities.
I’ve also been asked about the financial impact of an empty prison. We have two hard lessons in our own experience — the 300-bed Jena, Louisiana facility, which closed in the year 2000 and has remained vacant since then. In addition to the loss of revenue, we incur several hundreds of thousands of dollars in other costs related to property taxes, utilities, maintenance, insurance and personnel necessary to maintain the facility.
We have a similar situation in our 500-bed Michigan facility, which closed last year and is owned by GEO. As the owner, we are responsible for the payment of property taxes, utilities, maintenance, insurance, personnel costs necessary to maintain the facility. Assuming last year’s property taxes, the total cost is approximately $1.8 million per year that we incur.
While we are optimistic, particularly in Michigan, that our facility may reopen in the future, we are reminded that there are approximately 10,000 empty private beds around the country. We have approximately 2800 empty beds, and it is our understanding that CCA has several empty facilities totaling approximately 6000 empty beds and Cornell has approximately 1000 empty bed of its own. It will obviously take time to fill all these empty beds.
That concludes my clarification on these three questions as they relate to our CPT restructuring strategy.
In closing, I would like to make a few remarks regarding our outlook for the remainder of 2006. We’re very pleased with our strong financial performance in the first quarter of this year, and we believe that we are very well-positioned to achieve further growth in 2006 and beyond.
We have successfully activated three new facilities earlier this year — the 200-bed forensic hospital in south Florida, with $24 million in annual revenues; the 2416-bed prison in Indiana with over $12 million in annual revenues, based on a partial occupancy of just over 1000 inmates; and the 230-bed long-term care facility in New Mexico, with 3.6 million in annual revenues, based on small management team.
The acquisition of Correctional Services Corporation continues to be very successful on an operational and financial basis, providing an additional $100 million in revenue and significant accretion to our earnings. We’re very pleased with our new $32.5 million San Diego contract, which is a long-term fixed-price contract that has restored our previous revenue and profit performance and does not contain financial exposure due to occupancy fluctuations.
We have over 4500 new beds under development with known clients, representing the largest organic pipeline in our industry. We expect to add an additional $84 million in annual revenues when these new beds are completed and opened between mid-2006 and late 2007. These projects will add between $0.50 and $0.60 per share to our earnings.
This organic growth is complemented by the interests of various federal and state agencies in the 2800 empty beds that we have available throughout our system. Furthermore, we are optimistic about our future business development opportunities being pursued by our three business units of U.S. Corrections, International Corrections and GEO Care.
This concludes my presentation. I would now like to open the call to any questions. Operator?

QUESTION AND ANSWER

Operator
(OPERATOR INSTRUCTIONS). Anton Hie, Jefferies.

Anton Hie - Jefferies & Co. — Analyst
On San Diego, obviously doing very well there. Can you tell us whether the [margins] are above the kind of guaranteed minimum on that contract at this point? Are you getting the additional per diems on that beyond the 430 beds?

George Zoley - The GEO Group — Chairman and CEO
They’re only modestly above the minimum of the 430.

Anton Hie - Jefferies & Co. — Analyst
So then there’s actually some room to go on San Diego as far as contribution from that?

George Zoley - The GEO Group — Chairman and CEO
On a general basis, we’ve been less than 500 beds of occupancy.

Anton Hie - Jefferies & Co. — Analyst
Okay. And in Pueblo, there seems to be some heavy opposition to that, to publicly financing that 500-bed treatment facility. Can you talk a little bit about that opposition and kind of what you can do about that or what kind of progress you’re making on that currently?

George Zoley - The GEO Group — Chairman and CEO
Well, that’s not correct statement. There is not active public opposition regarding the public financing. That particular location has taken a long time with regarding zoning issues and our concern about the scale of the project, whether it’s the proper scale for optimum financial results. It’s really that latter issue that has been causing us the greatest concern — whether a 500-bed facility will achieve the desired level of profitability.

Anton Hie - Jefferies & Co. — Analyst
Okay. And with regard to CSC, is there much more sort of low-hanging fruit that you can get as far as synergies at the center level? And you mentioned that the per diems are lower on that. Is there anything you can do to get those up, or what do the schedules look like as far as annual bumps in payments on that?

George Zoley - The GEO Group — Chairman and CEO
Well, I guess it takes place in two forms. One, there were extra empty beds in the CSC facilities in particular, and the Newton facility is one I’ve addressed where the financial performance will be significantly improved with the contract with Idaho that will take place by June. It will go from half occupancy to 100% occupancy. So that’s one example.
In the Seattle facility, we recently executed, on our end, at least, the contract modification to take the population up by a couple hundred more beds on an incremental per diem, and that’s been taking place. We’re very pleased about that. So when I talk about having a number of empty beds, or I think I said about 700, maybe 500 of those are CSC beds and probably primarily in the State of Texas. And we hope to have those filled in the near future.

Anton Hie - Jefferies & Co. — Analyst
And can we assume that that’s already contemplated in the guidance?

George Zoley - The GEO Group — Chairman and CEO
No.

Anton Hie - Jefferies & Co. — Analyst
Okay, great.

Operator
Pat Swindle, GEO Group [sic].

Patrick Swindle - Avondale Partners LLC — Analyst
This is Patrick Swindle with Avondale. First question — the first quarter typically has a seasonably higher cost structure because of the high employee tax component. So generally, there’s been an uptick historically from the first to the second quarter. That’s not implied in the guidance that’s out there right now.
Is there anything that you see in the business today that would create risk relative to your performance in the first quarter, or would you say that’s more conservatism on your part?

George Zoley - The GEO Group — Chairman and CEO
Well, the first quarter had some particularly strong performance at San Diego, and there is an issue affecting us in the second quarter that involves a decamping or a reduction in population in one of our international facilities where we had to make some repairs to the facility that reduced the population, and therefore reduced the revenues, and that’s why there’s kind of a stepdown in the second quarter. But I don’t see any further risk beyond that.

Patrick Swindle - Avondale Partners LLC — Analyst
Right. The George Hill facility, I think it would appear in the past, has been a relatively lower-margin contract for you all. When you look at the guidance you’ve given, what do you generally assume about George Hill — that it is renewed at a comparable margin to where it is today, renewed at a new higher margin — how would you think about that?

George Zoley - The GEO Group — Chairman and CEO
A fairly comparable margin.

Patrick Swindle - Avondale Partners LLC — Analyst
All right. And then next question, on the CPB situation, at what point do you all expect to break ground in those locations where you already have — or I guess where it does not require zoning approval?

George Zoley - The GEO Group — Chairman and CEO
I don’t have a timetable on that, but I believe we will be starting discussions with the local community starting next week.

Patrick Swindle - Avondale Partners LLC — Analyst
Have you begun discussions with construction vendors?

George Zoley - The GEO Group — Chairman and CEO
Yes, we’ve already done that kind of construction estimation.

Patrick Swindle - Avondale Partners LLC — Analyst
Okay. And then last question, I guess — given the magnitude of opportunities, particularly at the federal level right now, some of those require beds to already be in place, some of them don’t. Do you all have any expectation that you may break ground on additional facilities, I guess, not related to specific contracts over the next year or two years?

George Zoley - The GEO Group — Chairman and CEO
Well, we are assessing that right now. I think we’re going to be doing some traveling in the next couple of weeks around the country relative to that issue.

Patrick Swindle - Avondale Partners LLC — Analyst
But there is the potential that you could build facilities without a contract necessarily in place at the very beginning?

George Zoley - The GEO Group — Chairman and CEO
Yes, because we own other properties. We’ve been land-banking properties for several years now in addition to the properties I mentioned relative to the CPT facilities.

Patrick Swindle - Avondale Partners LLC — Analyst
Then the last question, on the CAR5 opportunity, with the deposit you have, or I guess, the space that you have available at the Reeves County facility, would that allow you to take the inmates from that entire procurement? And then do you have beds within your system that would allow you to I guess move the displaced inmates into other areas or other facilities that you currently operate?

George Zoley - The GEO Group — Chairman and CEO
Not all of them, but most of them. But part of those people will be going, actually, I believe, to our new Florence facility that’s under construction. I think that’s the whole intent, because many of those residents I think are sexual offenders, and the new Florence facility is a sexual offender facility.

Patrick Swindle - Avondale Partners LLC — Analyst
Okay, perfect. Thank you very much.

Operator
Todd Van Fleet, First Analysis.

Todd Van Fleet - First Analysis Corp. — Analyst
Wanted to ask you, what was it that prompted the timeframe on Florence to be bumped up a little bit?

George Zoley - The GEO Group — Chairman and CEO
It’s just good construction, and we’re moving faster than we expected.

Todd Van Fleet - First Analysis Corp. — Analyst
Okay.

George Zoley - The GEO Group — Chairman and CEO
Both that and apparently Oklahoma.

Todd Van Fleet - First Analysis Corp. — Analyst
Okay. So the population is going to go in as soon as you can get the construction complete, or is it — it’s not that you had a start date in mind with the customer, it’s whenever the facility is complete, as soon as you can get it done, that that’s when people will start going in?

George Zoley - The GEO Group — Chairman and CEO
The latter is correct. The state has an immediate need for this facility. The population has already been identified, and they are prepared to phase in that population as soon as we are completed.

Todd Van Fleet - First Analysis Corp. — Analyst
Okay, great. And then, I guess you won’t start recording depreciation on this facility until it’s — until you start receiving the population. Is that right?

George Zoley - The GEO Group — Chairman and CEO
We won’t be recording depreciation on this facility.

Todd Van Fleet - First Analysis Corp. — Analyst
Oh, at all. Okay.

George Zoley - The GEO Group — Chairman and CEO
Because —

Todd Van Fleet - First Analysis Corp. — Analyst

Because you won’t own it at the end of the day?

George Zoley - The GEO Group — Chairman and CEO
That’s right.

Todd Van Fleet - First Analysis Corp. — Analyst
Question along the lines of the gross margin. I guess, on a sequential basis, anyway, again, I guess you referred to a situation where you’ve removed a population or you’ve kind of shifted a population around while you’ve made some changes to a certain facility overseas. Is that in South Africa or Australia, or whereabouts is that facility? Can you tell us?

George Zoley - The GEO Group — Chairman and CEO
It’s one of those two continents.

Todd Van Fleet - First Analysis Corp. — Analyst
One of those two? Can’t narrow it down for us?

George Zoley - The GEO Group — Chairman and CEO
I don’t see how that’s really of any importance.

Todd Van Fleet - First Analysis Corp. — Analyst
Well, it goes to magnitude — magnitude of the costs. It seems a repair in South Africa would be a little bit less meaningful than a repair in Australia or the UK.

George Zoley - The GEO Group — Chairman and CEO
Magnitude’s approximately 400,000.

Todd Van Fleet - First Analysis Corp. — Analyst
400,000. Okay. Great. And then with respect to California, is the latest — what’s the absolute latest on what’s happening with the California procurement of 4000 beds?

George Zoley - The GEO Group — Chairman and CEO
Well, it’s due August 23. There’s a prebid conference next week.

Todd Van Fleet - First Analysis Corp. — Analyst
Okay. All right. Thanks very much.

Operator

Michael Bilerman, Citigroup.

Michael Bilerman - Citigroup — Analyst
Can you talk a little bit about what changed between, I guess, during the Lawton expansion and the McFarland extension and your current thinking with CPT?

George Zoley - The GEO Group — Chairman and CEO
I think I’ve said it was the development of this large pipeline, which is predominately based on government-sponsored bond financing at much lower rates. It seems to be a much less costly cost of capital approach to developing new facilities that’s readily available to us.

Michael Bilerman - Citigroup — Analyst
What do you think if your current yield — I guess your current cost is 12% — when you’re all said and done, how much lower do you think you’re going to be able to get that on today’s costs?

George Zoley - The GEO Group — Chairman and CEO
I don’t know precisely, but I would think the potential is very significant.

Michael Bilerman - Citigroup — Analyst
Are we talking more than 2, 300 basis points from where you are today?

George Zoley - The GEO Group — Chairman and CEO
Potentially, yes. You can see the ultimate magnitude is 6% versus 12%, so there’s lots of room in between.

Michael Bilerman - Citigroup — Analyst
And how far advanced or how far ahead are you?

George Zoley - The GEO Group — Chairman and CEO
A cost base of approximately 27 million a year in lease payments.

Michael Bilerman - Citigroup — Analyst
And how much interest has there been on the third-party capital side, as well as the government financing side, for those specific five assets where you’ve acquired?

George Zoley - The GEO Group — Chairman and CEO
I haven’t been real active in that area, because the government-sponsored side has been so readily available to us, but I think we are going to begin some discussions in the near future on the private side.

Michael Bilerman - Citigroup — Analyst
And the buildings that you’re acquiring — these are vacant industrial buildings or land — I mean, what have you exactly acquired in these areas?

George Zoley - The GEO Group — Chairman and CEO
I don’t think I can comment on it. It’s a combination of land and buildings.

Michael Bilerman - Citigroup — Analyst
And is it option, or this is you’ve gone hard for $10 million?

George Zoley - The GEO Group — Chairman and CEO
We’ve gone hard.

Michael Bilerman - Citigroup — Analyst
Great. Thank you very much.

Operator
Jeff Kessler, Lehman Brothers.

Jeff Kessler - Lehman Brothers — Analyst
There’s a lot of potential — you’ve got now both a physical footprint and obviously you’ve had the corporate footprint in the UK for some time. 9700 potential beds in the UK — can you describe what are the structures of these potential contracts that are out there, and what are they looking for specifically at the UK? What types of prisoners?

George Zoley - The GEO Group — Chairman and CEO
I think I said 700.

Jeff Kessler - Lehman Brothers — Analyst
Okay. I apologize. 97 would be nice.

George Zoley - The GEO Group — Chairman and CEO
Well, in the near term, it is 700. But the UK is the second-largest private corrections market in the world. It’s very important to us. When we had our involvement in our prior joint venture, we were the largest operator in the UK and we unfortunately had to sell our 50% in the joint venture due to a change of control by our parent, and the clients want us back, and we’re glad to be back.

Jeff Kessler - Lehman Brothers — Analyst

Okay. As far as the bond financing goes for — can you divide up the projects for which you are getting this financing and the types of contracts that it’s going into? Is the funding available mainly for U.S. federal-related contracts that have take-or-pay provisions or are you getting more funding for state contracts with per diems?

George Zoley - The GEO Group — Chairman and CEO
It’s really both state and federal. And I think I itemized all the ones under development and which ones were bond-sponsored.

Jeff Kessler - Lehman Brothers — Analyst
Yes, you did.

George Zoley - The GEO Group — Chairman and CEO
Do you want me to go through that again?

Jeff Kessler - Lehman Brothers — Analyst
No. I have that down. One of the — well, the other thing is as we move over the course of 2007, granted, it won’t be until 2008 until you start feeling the full effects of the shift away from CTB, but do we start also — are you going to start moving more toward an EBITDA model? I know you’re already giving EBITDA figures, but are you going to be — should analysts be looking at getting rid of the R sometime in 2007?

George Zoley - The GEO Group — Chairman and CEO
As it diminishes in value, I guess that’s our ultimate goal, to get rid of the R.

Jeff Kessler - Lehman Brothers — Analyst
Okay. And finally, the — are you having any — I guess on a follow-up to a question which you — there was a little bit of contention on that, but are you getting any pushback from groups as you attempt to really ramp up your public funded bond financing at this point in time?

George Zoley - The GEO Group — Chairman and CEO
No. What groups would you be implying?

Jeff Kessler - Lehman Brothers — Analyst
Well, I’m implying basically from time to time, from time to time, there are — we see college protests, we see other types of protests against companies who have invested funds that have investment in private prisons, and we’ve been wondering what, if any, effect that may have on the public market’s desire to fund the private sector.

George Zoley - The GEO Group — Chairman and CEO
No, as I’ve said in this call and the last one, the new trend for us is the ready availability of government-sponsored bond financing. This is a relatively new trend for us and it’s indicating a very favorable attitude by governments towards private companies, and ours in particular, that they are willing to be the sponsors of the government bonds to attract the economic opportunities for their local communities, either on a state project or a federal project.

Jeff Kessler - Lehman Brothers — Analyst

All right.

George Zoley - The GEO Group — Chairman and CEO
Very favorable trend that we welcome.

Jeff Kessler - Lehman Brothers — Analyst
Finally, on the federal contract, whether it’s BOP or U.S. Marshal beds, as you’ve noted, are any of these contracts per diems or are they all basically — are they all some form of take-or-pay?

George Zoley - The GEO Group — Chairman and CEO
Well, increasingly, they’re becoming fixed-price contracts — they either in total or effectively with some kind of very high occupancy minimum of 90 or 95%. It seems that they are heading away from the daily per diem rate because of the ease of administration of just having a fixed-price or an effective fixed-price contract.

Jeff Kessler - Lehman Brothers — Analyst
Okay, great. Thank you very much.

Operator
Ross Nussbaum, Banc of America Securities.

Dustin Pizzo - Banc of America Securities — Analyst
It’s actually Dustin Pizzo here with Ross. George, given the 20 or 30% increase in the cost of construction material in the past 12 to 18 months and sort of the rise in labor costs, what do you estimate the per-bed cost for building a prison currently is?

George Zoley - The GEO Group — Chairman and CEO
Well, it would obviously depend on the location because construction prices, it’s like when you estimate a cost of building a house, well, you’d have to tell me where in the country. So it varies tremendously.

Dustin Pizzo - Banc of America Securities — Analyst
Do you have any range of estimates?

George Zoley - The GEO Group — Chairman and CEO
Probably between 30 and $50,000 a bed, within that range.

Dustin Pizzo - Banc of America Securities — Analyst
And then lastly, related to the relationship with CPV, rather than running the risk that they possibly lease the facilities to another entity or the associated development risk, have you guys considered pursuing strategic alternatives in order to buy back your real estate in control it again?

George Zoley - The GEO Group — Chairman and CEO
Well, I really can’t comment on that kind of question.

Operator
Dan Mazur, JMP Asset Management.

Dan Mazur - JMP Asset Management — Analyst
Good morning and congratulations on a great quarter. George, if we could just step back a second, could you just, from a historical perspective, just the activity and the movement to private prisons and just — it seems like you have so much going on. Is this just a great time in the industry or just — where are we at? How do you assess this current environment?

George Zoley - The GEO Group — Chairman and CEO
Well, I think it’s a great time for at least two companies in particular. Last year was admittedly a very difficult year for our Company and was not a particularly good year for the industry in general. But this year is a great year for our Company and a very favorable year for the industry in general.
We have, and as I said, it is particularly good for us because we’ve made a very successful acquisition with CSC, which adds another 100 million in revenues. We executed our new contract with the U.S. Marshal Service for San Diego. We’re filling up empty beds around the country involving federal and state clients.
And there’s an increased need for bed space by the federal government in particular, but some states are having to rebuild and expand their systems — Florida, Colorado, Oklahoma, California. There’s a renewed level, need, at the state level that we haven’t seen in several years.
But the federal government has continued its increased use of privatized beds. That was less than 3% in 1999 and it’s probably now just under 20% — that is, just under 20% of all the bed space at the federal level is through privatized companies. That’s a remarkable turnaround. And it’s continuing to lead in that direction, that for minimum-security beds by the BOP to house criminal aliens and illegal aliens by either the U.S. Marshal Service or the BOP or immigration service, they are turning to private companies. And we think our Company is one of the companies that’s well-positioned for those future needs.

Dan Mazur - JMP Asset Management — Analyst
George, just using the baseball analogy, what do think what inning we are in in this federal transition to privatization?

George Zoley - The GEO Group — Chairman and CEO
What inning are we in, as though there’s going to be an end? It’s not like a basketball game — fourth quarter. I’m glad to see the Heat won last night.
I think we’re in a new era that I could never predicted, really, this scale of acceptance by the federal government. We talked about it for many, many years, but we’re finally on the verge of it and I guess it won’t kick off officially until the next budget is passed.
The President asked for a lot of money for a lot of new beds for the three federal agencies. The money won’t start flowing until that budget is approved, and that’s when we’ll see it. But to the extent that these agencies can, they are using all of their available funds with private companies to meet their needs. And that’s very gratifying.

Dan Mazur - JMP Asset Management — Analyst

Okay. And then, George, can you talk about just the initial response from the GEO Care model that — I know that’s a little unique, that no one has really approached the mental health side of the business, and what you think the longer-term opportunity is.

George Zoley - The GEO Group — Chairman and CEO
I guess one thing I don’t have before you is what I do in my one-on-one presentations, is I have a little pie chart, and I say this is our growth platform and I think it’s the strongest growth platform of any company in our industry.
The first slice of that pie is the 4500 beds under development. I say that slice of the pie is worth $0.40 to $0.60 additional accretion to our Company when it comes on line and it generates this $84 million in revenues.
The second slice of the pie are the 2800 beds that are empty, and those empty beds can generate another $0.40 when they are filled, whenever that occurs. It will take longer for those beds to get filled. I’m targeting half of them filled this year and 25% each year for the next two years thereafter.
The third —

Dan Mazur - JMP Asset Management — Analyst
And George, you mentioned earlier that that’s not contemplated in the guidance currently?

George Zoley - The GEO Group — Chairman and CEO
Correct. The third slice of the pie is organic growth. That’s through the RFP marketplace. Last year, there were two major opportunities in the corrections marketplace. We won both of them. We won 100%. We won the 2416-bed opportunity in Indiana. We won the 1500-bed facility opportunity in Florida.
But historically, our win rate is more like 40 to 50% rather than 100%, but when you hear about all these thousands of beds that will be competed or made available, we think we’re going to get at least our share. Our share of the global marketplace is 28%. Our historical win rate is 40% —somewhere in between there, we’re going to get of those future beds.
Then you get to the international marketplace. We are the only U.S.-based corrections company that works internationally. And we’re very pleased. We’re back in the UK, the second-largest market in the world. We also operate in South Africa; we also operate in Australia. And we are going to continue to go around the world as those opportunities materialize on an acceptable basis to us, but we fully consider ourselves an international company.
The next slice of the pie, the fifth slice, is GEO Care. GEO Care is a wholly owned subsidiary specializing in residential treatment and mental health and VA hospitals. It went from one facility last year to three, and presently represents 8% of our revenues, and I expect each year it will add 2 or 3 percentage points to its revenue contribution to our Company, and eventually within three to five years, it will be 3 to $500 million, because in GEO Care, every bed it wins is typically a $100,000 revenue-generation bed, compared to 20 to $25,000 per year for a correctional bed. Its ability to generate revenues is four to five times as large based on bed count. So we are very excited about GEO Care.
And the sixth slice of the pie are additional acquisitions, which we think we are well-positioned for and are not included in any of our guidance. And we think those six slices of this growth pie have positioned us on a very unusual basis to continue our growth and become eventually a multibillion dollar company in diversified governmental services. I think you can tell I’ve been on the road.

Dan Mazur - JMP Asset Management — Analyst
Sounds pretty good. Just a couple housekeeping — I may have missed it earlier. What does the revenue guidance assume once Florence, Arizona starts? Is it in the third quarter or fourth quarter?

George Zoley - The GEO Group — Chairman and CEO

In the fourth quarter, what’s the revenue value of warrants? That’s $22 million a year.

John O’Rourke — The GEO Group
Yes, the startup activity will be third and fourth quarter, but the revenue generation will begin in the latter part of the fourth quarter.

Dan Mazur - JMP Asset Management — Analyst
Okay. And the potential impact on the bottom line in the second half of the year, if Delaware County doesn’t go your way, is it any dramatic change to the bottom-line guidance?

George Zoley - The GEO Group — Chairman and CEO
No, it’s neutral to our guidance.

Operator
Pat Swindle.

Patrick Swindle - Avondale Partners LLC — Analyst
Quickly on the acquisitions, you mentioned those as being a growth vehicle potentially for you. Obviously, with the Correctional Services acquisition having gone well, and you look out into the future, is your preference to buy additional opportunities in private corrections, or are you looking more broadly as well? And then do you believe you’re in a good position right now to be able to finance those?

George Zoley - The GEO Group — Chairman and CEO
We have already looked at other types of services out of our core area. But we will continue to look at both, and yes, we think we are well-positioned financially to pursue additional acquisitions.

Patrick Swindle - Avondale Partners LLC — Analyst
In terms of a timeline, is that something you would expect to pursue this year, is it something you would expect to pursue over the next couple of years, or is it just an ongoing part of your growth strategy?

George Zoley - The GEO Group — Chairman and CEO
It is an ongoing part of our growth strategy, but we are pursuing it all of the time. I’ve been pursuing it for five years.

Patrick Swindle - Avondale Partners LLC — Analyst
Right. I guess what I’m really asking is are there opportunities that are currently available that you are looking at?

George Zoley - The GEO Group — Chairman and CEO
Yes.

Operator
Todd Van Fleet.

Todd Van Fleet - First Analysis Corp. — Analyst
I want to talk about the expense structure for a sec. Health care, do you have any renewals coming up in the near term, and can you tell us what you expect in the way of health care renewals, in terms of rate increases, that sort of thing?

George Zoley - The GEO Group — Chairman and CEO
Well, I think our program is October or November, and I don’t think that there will be any material impact to our guidance.

Todd Van Fleet - First Analysis Corp. — Analyst
Okay. And on —

George Zoley - The GEO Group — Chairman and CEO
And I’m pleased to say that this year, we’re on budget, as compared to last year, where we had I think in excess of $3 million in cost overruns.

Todd Van Fleet - First Analysis Corp. — Analyst
That was related to a couple of isolated cases. Is that right?

George Zoley - The GEO Group — Chairman and CEO
That was our corporate health insurance program that was running in excess of budget because it was a new program that we had established when we split from the Wackenhut Corporation and we had very limited experience. We, in hindsight, probably priced our premiums too low and our deductibles too low and we had to adjust those, and so far this year, everything’s on budget.

Todd Van Fleet - First Analysis Corp. — Analyst
Okay. And then, on the G&A line, was there anything that might be considered of a one-time nature in Q1 in that 14 million result?

George Zoley - The GEO Group — Chairman and CEO
I don’t think so. We’re —

Todd Van Fleet - First Analysis Corp. — Analyst
Any bonus accrual — was there a bonus accrual during the quarter, or how do you guys treat the bonus accruals?

George Zoley - The GEO Group — Chairman and CEO
Yes, there was a bonus accrual in the quarter.

Brian R. Evans — The GEO Group

But that’s spread out evenly across the year.

Todd Van Fleet - First Analysis Corp. — Analyst
Okay. But nothing extraordinary in the quarter?

George Zoley - The GEO Group — Chairman and CEO
I would just add that we have bumped up the G&A by a couple of million dollars here in the U.S. for the GEO Care marketing, which we think is well worth it and paying off.

Todd Van Fleet - First Analysis Corp. — Analyst
Okay. I’m just wondering directionally here, is this a new baseline, this $14 million kind of run rate, or kind of directionally, where should we go from here throughout the year?

George Zoley - The GEO Group — Chairman and CEO
I think this is a good run rate.

Operator
Dan Mazur.

Dan Mazur - JMP Asset Management — Analyst
Just a quick follow-up. With respect to your operating margin, I think you were at the mid-6% in the first quarter. I think the last couple of years, it’s been in that 4 to 6% range. And my understanding is that it’s been much lower in U.S. operations.
And now that you’ve started to address some of your problem or unprofitable contracts, I have to imagine there’s some operating leverage at least at the corporate level and maybe if GEO Care ramps up, and just wanted your thoughts on the opportunity to increase the operating margin and on a go-forward basis.

George Zoley - The GEO Group — Chairman and CEO
I think as we fill up those empty beds, the operating margin will increase significantly. And we’ve I think identified a couple of facilities where that’s happening. There’s another facility in Florida that has increased occupancy that we’ve negotiated a higher occupancy.
So the ops margin will increase, and I think as we grow as a company, we’ll be able to leverage our current overhead and get it down below the current 7% to — I’m targeting under 5%, because I think we have the G&A for a $1 billion company, and we’re not yet a billion-dollar company, but we’ve established our regional structure in our corporate offices to be not only a billion-dollar company, but a multibillion-dollar company.

Dan Mazur - JMP Asset Management — Analyst
So a 9 or 10% operating margin into the future at some point as a long-term goal is maybe not too out of whack?

George Zoley - The GEO Group — Chairman and CEO

I agree with that.

Operator
There are no further questions in the queue at this time. I would like to turn the call back over to management for closing remarks.

George Zoley - The GEO Group — Chairman and CEO
Well, we thank you for joining us on this call and we hope you’ll join us on the next one. Thank you very much.

Operator
Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Good day.